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                                                                    EXHIBIT 10.2

  MATERIAL CONTRACTS - TECHNICAL MANAGEMENT CONSULTANTS FINDERS' FEE AGREEMENT

                     TECHNICAL MANAGEMENT CONSULTANTS (TMC)
                     --------------------------------------
 3264 Westfall Drive. Encino, CA 91436 Phone (818) 784-0626. Fax (818) 501-7268

                              CONSULTING AGREEMENT

This AGREEMENT is made and entered into this 24 day of SEPT 1999 by and between Millenniu Multi Media ("CLIENT") with principal offices at 3660 Wilshire Blvd., Suite 1104, Los Angeles, CA 90010, and TECHNICAL MANAGEMENT CONSULTANTS ("TMC") with its principal offices at 3264 Westfall Drive, Encino, CA 91436.

                                   WITNESSETH

WHEREAS, CLIENT is an active California Corporation; and

WHEREAS, TMC is a privately held California company; and

WHEREAS, CLIENT and TMC desire to set forth the terms and conditions upon which TMC will perform services for CLIENT.

THEREFORE, it is agreed as follows:

1. Engagement of TMC: Subject to the terms and conditions of this Agreement, CLIENT hereby engages TMC on a non-exclusive basis, and TMC hereby accepts such engagement to perform the services set forth.

2. Services: TMC will provide consulting services for CLIENT to locate shell corporation for reverse merger with CLIENT.

3. Term: The term of this Agreement will be for services as requested for s long as needed. The agreement may be terminated by either party with 30 days written notice. However, for mergers which take place within one year from date of termination of this agreement with previously introduced shell corporations, fees shall be due in accordance with this agreement.

4. Compensation: CLIENT shall compensate TMC with a success fee of five percent (5%) of the issued and outstanding stock of the merged companies, paid proportional to ownership by both parties. CLIENT and


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     shell corporation, e.g. for an 80/20 deal, 4% from CLIENT and 1% from shell corporation (free trading if available). TMC will share this fee with Compound Capital Group, Inc. (Brad Stewart) and with Phillip Fox, and others and these parties shall receive no other compensation.

5.   Expenses: TMC and CLIENT shall bear their own expenses.

6. Independent Contractor: TMC is being retained by CLIENT for the purpose and to the extent set forth in this Agreement and TMC's relationship to Client will be that of an independent contractor.

7. Standards of Conduct: CLIENT and TMC will at all times conduct themselves, both with respect to their activities under this Agreement and with respect to their business activities, generally in compliance with all applicable Federal and State laws.

8. Indemnification: CLIENT and TMC will indemnify and hold each other harmless from and against any and all losses, costs, expenses, damages or obligations either incur as a result of, arising from, or in conjunction with any violations of Federal or State laws.

9. Arbitration: Any controversy or claim arising out of or relating to this Agreement, or breach thereof, will be settled by arbitration accordance with the Commercial Arbitration Board Rules of the American Arbitration Association, and judgment of the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

10. Governing Law: The validity of this Agreement and any of its terms and provisions, as well as the rights and duties hereunder, will be governed by the laws of the State of California.

This proposal is valid for 30 days

TECHNICAL MANAGEMENT                        CLIENT

CONSULTANTS

/s/ Bob Stuckelman                          /s/ Illya Bond

Robert Stuckelman, President                Illya Bond, Secretary


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